Exhibit 10.32

SELECT WATER SOLUTIONS, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT NOTICE

Pursuant to the terms and conditions of the Select Water Solutions, Inc. 2024 Equity Incentive Plan, as amended from time to time (the “Plan”), Select Water Solutions, Inc. (f/k/a Select Energy Services, Inc.) (the “Company”) hereby grants to the individual listed below (“you” or the “Participant”) the number of shares of Restricted Stock (the “Restricted Shares”) set forth below.  This award of Restricted Stock (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[___________________]
Date of Grant:	[___________________]
Total Number of Restricted Shares:	[___________________]
Vesting Schedule:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the Restricted Shares shall vest and become exercisable according to the following schedule: [___________________], so long as you remain continuously employed by, or you continuously provide services to, the Company or an Affiliate, as applicable, from the Date of Grant through each such vesting date.  [___________________]

By your acceptance below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.

You also understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Shares.  This election must be filed no later than 30 days after Date of Grant set forth in this Grant Notice.  This time period cannot be extended.  If you wish to file a Section 83(b) election with respect to the Restricted Shares, an election form is attached hereto as Exhibit B.  By your acceptance below, you acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing a Section 83(b) election (if you choose to do so) is your sole responsibility, even if you request the Company or any of its affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on your behalf.

IN ORDER TO RECEIVE THE BENEFITS OF THE AGREEMENT AND THIS GRANT NOTICE, AND FOR THIS AWARD TO BE EFFECTIVE, YOU MUST ACKNOWLEDGE YOUR ACCEPTANCE BY CLICKING THE APPROPRIATE BUTTON BELOW (THE “ACCEPTANCE REQUIREMENTS”).  IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 90 DAYS FOLLOWING THE DATE OF GRANT, THEN (1) THIS AWARD WILL BE OF NO FORCE OR EFFECT AND WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION AND (2) NEITHER YOU NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THE AGREEMENT OR THIS GRANT NOTICE.

2

EXHIBIT A

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Select Water Solutions, Inc., a Delaware corporation (f/k/a Select Energy Services, Inc.) (the “Company”), and [___________________] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Award.  In consideration of the Participant’s past and/or continued employment with, or service to, the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of Restricted Shares set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
2.Vesting of Restricted Shares.

[___________________]

3.Effect of Termination of Employment or Service.

[___________________]

4.Dividends and Other Distributions.  Dividends and other distributions that are paid or distributed with respect to a Restricted Share (whether in the form of shares of Stock or other property (including cash)) (referred to herein as “Distributions”) shall be subject to the transfer restrictions and the risk of forfeiture applicable to the related Restricted Share and shall be held by the Company or other depository as may be designated by the Committee as a depository for safekeeping.  If the Restricted Share to which such Distributions relate is forfeited to the Company, then such Distributions shall be forfeited to the Company at the same time such Restricted Share is so forfeited.  If the Restricted Share to which such Distributions relate becomes vested, then such Distributions shall be paid and distributed to the Participant as soon as administratively feasible after such Restricted Share becomes vested (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs).  Distributions paid or distributed in the form of securities with respect to Restricted Shares shall bear such legends, if any, as may be determined by the Committee to reflect the terms and conditions of this Agreement and to comply with applicable securities laws.
5.Tax Withholding.  To the extent that the receipt, vesting or settlement of this Award or any other event occurs that results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, or otherwise causes this Award to become subject to taxation, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating

Exhibit A-1

to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
6.Non-Transferability.  The Restricted Shares may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed.  No Restricted Shares or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.
7.Compliance with Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Restricted Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Restricted Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Restricted Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance of Restricted Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
8.Legends.  If a stock certificate is issued with respect to Restricted Shares issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Stock is then listed.  If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
9.Rights as a Stockholder. Except as otherwise provided herein, upon issuance of the Restricted Shares by the Company, the Participant shall have all the rights of a stockholder of the Company with respect to such Restricted Shares, subject to the restrictions herein, including the right to vote the Restricted Shares.
10.Execution of Receipts and Releases.  Any transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.  As a condition precedent to such transfer, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.
11.Section 83(b) Election.  If the Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the Date of Grant rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant hereby agrees to (a) use the election form provided in Exhibit B for such purpose and (b) deliver a copy of such election to the Company at the time of filing such election with the Internal Revenue Service.
12.No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. The grant of the Restricted Shares is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.
13.Lock-Up Period. If so requested by the Company or any representative of the underwriters in connection with an underwritten public offering of the Company’s securities (a “Public Offering”), the Participant (or other holder) shall not sell or otherwise transfer or distribute any Stock or other securities of the Company (or any securities convertible or exchangeable or exercisable for Stock or engage in any hedging transactions relating to Stock) during the period beginning 14 days prior to the expected date of the “pricing” of such Public Offering and continuing for the 180-day period (or such other period as may be requested in writing by such underwriters and agreed to in writing by the Company) following the effective date of such Public Offering. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.
14.Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant's covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including, without limitation, reasonable attorneys' fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 14 shall be cumulative and in addition to any other remedies to which such party may be entitled.
15.Notices.  All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Select Water Solutions, Inc.
Attn: SVP, General Counsel, Chief Compliance Officer & Corporate Secretary

1820 N I-35

Gainesville, Texas 76240

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

16.Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
17.Agreement to Furnish Information.  The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
18.Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Shares granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.
19.Severability and Waiver.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.
20.Clawback.  Notwithstanding any provision in the Grant Notice, this Agreement or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, including but not limited to the Select Water Solutions, Inc. Clawback Policy, as amended from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

21.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Delaware law.
22.Successors and Assigns.  The Company may assign any of its rights under this Agreement without the Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.
23.Headings. Headings are for convenience only and are not deemed to be part of this Agreement.
24.Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

EXHIBIT B

SECTION 83(b) ELECTION

[___________________]

Exhibit B-1